Exhibit 99.1

Mesa Offshore Trust Announces Entry into Settlement Agreement Subject to Court Approval

MESA OFFSHORE TRUST
JPMorgan Chase Bank, N.A., Trustee

NEWS
RELEASE

For Immediate Release

Austin, Texas January 31, 2007 - Mesa Offshore Trust (OTC symbol-MOSH) announced that on January 26, 2007, JPMorgan Chase Bank, N.A., as Trustee (the “Trustee”) of the Mesa Offshore Trust (the “Trust”), reached a conditional settlement in the lawsuit filed by MOSH Holding, L.P. (“MHLP”) against Pioneer Natural Resources Company; Pioneer Natural Resources USA, Inc. (collectively, “Pioneer”); Woodside Energy (USA) Inc. (“Woodside”); and JPMorgan Chase Bank, N.A., as Trustee of the Trust (the “Lawsuit”).  The conditional settlement is set forth in the Mutual Release and Settlement Agreement dated as of January 26, 2007 (the “Conditional Settlement Agreement”), a copy of which is included as Exhibit 1 to this report on Form 8-K and incorporated herein by reference.  The Trustee has filed a motion for approval of the Conditional Settlement Agreement with the Court on January 30, 2007.

The Lawsuit was filed on April 11, 2005, in the 250th Judicial District Court of Travis County, Texas and subsequently transferred to the 334th Judicial District of Harris County, Texas (the “Court”).  On December 8, 2006, Dagger-Spine Hedgehog Corporation (“Dagger-Spine”), represented by the same counsel as MHLP, filed a Petition In Intervention in the Lawsuit to assert the same claims as MHLP.  MHLP and Dagger-Spine (where appropriate, “Plaintiffs”) are unitholders in the Trust.  Among other things, the Lawsuit relates to the status of a certain net overriding royalty interest owned by the Mesa Offshore Royalty Partnership (the “Partnership”), a partnership in which the Trust owns a 99.99% interest and Pioneer owns the remaining 0.01% managing general partner interest, on a lease that is the subject of an agreement between Pioneer and Woodside concerning the exploration and development of the lease.  The Lawsuit also concerns the sale of the assets of the Partnership as required under the Indenture for the Trust.  The Trust Indenture requires the Trust to terminate because it failed to meet certain financial continuation requirements.  The termination provision in the Trust’s Trust Indenture requires the Trustee to sell the assets of the Partnership by public auction after the end of calendar year 2006.

MHLP alleged that Pioneer’s agreement with Woodside violated the terms of the conveyance of the net overriding royalty interest to the Partnership and that Pioneer, together with Woodside, concealed and/or reduced the value of the royalty interest and worked to terminate the Trust prematurely and to capture for itself and Woodside profits that belong to the Trust.  MHLP also alleged breaches of fiduciary duty, misapplication of trust property, common law fraud, gross negligence, and breach of the conveyance agreement for the overriding royalty interest.  The claims appear to relate principally to arrangements established in 2003 for two offshore properties, the Brazos Area Block A-7 Lease and Brazos Area Block A-39 Lease, and appear to be claims that belong to the Trust or the Partnership.

MHLP’s original petition did not contain claims against the Trustee, except to enjoin the Trustee from terminating the Trust during the pendency of the Lawsuit.  The Trustee voluntarily entered into a letter agreement under the Texas Rules of Civil Procedure with MHLP whereby the Trustee would not take any steps to terminate the Trust without first giving MHLP at least sixty days advance written notice.  The letter agreement allowed MHLP to obtain certain discovery from Pioneer and Woodside, the parties time to meet several times to discuss MHLP’s claims, and the Trustee to investigate MHLP’s claims to determine whether they had any merit and would benefit the Trust.  As part of its investigation of the claims asserted by MHLP, the Trustee engaged an independent petroleum reserve expert to analyze the value of the Partnership’s ORRI assets, as well as the projected economic consequence of the Pioneer-Woodside Farmout to the value of the Trust’s interest in the Partnership.  The Trustee also evaluated the terms of the Pioneer-Woodside Farmout and, with regard to the accounting allegations raised by MHLP, the Trustee had engaged an independent joint venture auditor.  The Trustee’s preliminary conclusion was that the claims asserted by MHLP against Pioneer and Woodside did not have sufficient merit or potential recovery to justify the expenditure of the Trust’s assets to pursue.

When the Trustee informed MHLP of its preliminary conclusions in November 2005, MHLP alleged for the first time that the Trustee has a purported conflict of interest due to JPMorgan’s unrelated commercial lending relationship with Pioneer.  Although the Texas Trust Code and the Indenture do not contain any prohibition against JPMorgan lending non-Trust funds to Pioneer, to avoid even the appearance of any conflict, and to allow a successor Trustee to evaluate the claims asserted by MHLP, the Trustee informed MHLP on November 22, 2005, that the Trustee would resign.

On November 28, 2005, MHLP filed an Amended Petition that asserted claims against the Trustee and sought a temporary injunction hearing to remove JPMorgan as Trustee and appoint MHLP’s principal, Timothy Roberson, as temporary Trustee.  JPMorgan filed a motion to transfer venue of the Lawsuit from Travis County to Harris County.  The Travis County Court granted the motion on December 13, 2005.  At a hearing on January 27, 2006 in the Harris County Court, the Court denied MHLP’s motion for a temporary injunction to remove JPMorgan as Trustee and appoint Mr. Roberson as a temporary Trustee.  At the Court’s suggestion, JPMorgan agreed to continue as Trustee of the of the Trust, until such time as a Trustee was found that fulfilled the qualifications of Trustee as spelled out by the Trust Indenture.

In early 2006, the parties pursued formal written discovery, and depositions of witnesses from Woodside, Pioneer, and the Trustee were conducted in the second half of 2006.  During this period, the Trustee continued to evaluate the merits of the alleged claims against Pioneer and Woodside.  A central allegation by MHLP is that Pioneer and Woodside delayed the commencement of production from the well drilled pursuant to the Pioneer-Woodside Farmout — the Well #5 on Brazos Area Lease Block A-39.  Woodside witnesses gave sworn testimony in a deposition about the commercial and technical reasons for the delays in bringing the wells on line.  The well commenced production in April 2006.  After this time, the Trustee instructed its independent petroleum reserve engineer to evaluate how the production results and projected production from the well might affect the value of the Partnership’s interests.  The independent engineer determined that the initial data regarding projected production from the well did not warrant a change in prior assessment of the value of the Partnership’s ORRI assets.  Pioneer subsequently reported to the Trustee that production from the well was suspended due to mercury contamination identified at downstream facilities where the production from the well is commingling with production from other wells.  An updated evaluation from the independent petroleum reserve engineer estimated that revenues from future production from the well likely would not exceed the costs of drilling and completing the well.  Accordingly, if the Partnership’s interest in the underlying lease had remained, or was, a net profits interest, instead of the cost-free overriding royalty interest the Partnership held as a result of the Pioneer-Woodside Farmout, the Partnership would not have received, or would not receive, any payments from this production.  Further, the production data did not support reserves of the size asserted by the Plaintiffs in their original claims.

Based on the information available to the Trustee and its analysis outlined above, the Trustee believes that the benefits received under the Conditional Settlement Agreement outweigh any potential benefits that may be achieved by the litigation of claims against Pioneer and Woodside, which would require the expenditure of further significant litigation costs.  As a result, the Trustee believes the Conditional Settlement Agreement is in the best interest of the unitholders of the Trust.  The Trustee has executed the Conditional Settlement Agreement and is recommending to the court that the agreement be approved.

Under the Conditional Settlement Agreement, Pioneer has agreed to assign to the Partnership an interest confirming its right to a 4.5% cost-free overriding royalty interest in the Brazos Area Block A-39 Lease until payout of the No. 5 Well drilled on the lease pursuant to the Pioneer-Woodside Farmout, and to assign to the Partnership an interest in the Brazos Area Block A-39 Lease, to be effective from and after payout if payout occurs, equal to a 45% net profits interest.  Pioneer would also agree to pay for and satisfy approximately $1.4 million of plugging, abandonment, and decommissioning costs that Pioneer has informed the Trustee would otherwise be allocated to the Partnership.  Finally, Pioneer and the Trustee have agreed that Pioneer shall arrange for the sale of all assets of the Partnership as provided for under the Trust Indenture on, or as soon as practical after, July 1, 2007, or on an earlier date as set forth in the proposed settlement.  The Conditional Settlement Agreement, if approved by the court, would settle all claims in the Lawsuit that the Trust or the Partnership has or might have against Pioneer and Woodside.

The agreement relating to the Brazos Area Block A-39 Lease that was the subject of the Pioneer-Woodside Farmout allows the Partnership to remain entitled to its current interest and rights to 4.5% of the proceeds from production from the lease, including the proceeds of production from the No. 5 Well drilled on the lease pursuant to the Pioneer-Woodside Farmout.  The Partnership’s interest in the lease is not subject to withholding or deduction of drilling and other costs, with this interest converting into the equivalent of the Partnership’s original net overriding royalty interest after Pioneer and Woodside have recouped costs that would have been withheld and deducted under the original interest before the Partnership would have been entitled to any proceeds.

The Conditional Settlement Agreement is subject to certain conditions, including approval of the settlement by the Court.  Plaintiffs are not signatories or parties to the settlement and they, or other unitholders of the Trust, may comment or object to the settlement.  The settlement is not final until approved by the Court.  If the Court approves the proposed settlement, it will enter an order that approves the settlement and dismisses the Lawsuit with prejudice as to all claims that may be brought on behalf of the Trust, either by the Trustee or by unitholders seeking to assert claims on behalf of themselves or the Trust, against Pioneer and Woodside based on the facts asserted in the Lawsuit.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Attn: Mike Ulrich
1(800) 852-1422
(512) 479-2562

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